Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 6, 2012 on the financial statements of Counseling International, Inc. (a development stage company), as of March 31, 2012, and the related statements of operations, stockholders' equity and cash flows for the period ended March 31, 2012 and from September 30, 2011 (inception) to March 31, 2012, included herein on the registration statement of Counseling International, Inc. on Form S1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
August 8, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • infoebermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Cern ed Public Accountants
Member Florida Institute of Cern red Public Accountants